Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT DATED AS OF April 1st, 2024

BETWEEN:

GD Culture Group Ltd.

A proprietorship registered in the State of Nevada

(hereinafter referred to as the “Firm”)

-and-

Corbo Capital Inc.

A corporation registered in the State of Florida

(hereinafter referred to as the “Consultant”)

A.	RECITALS

WHEREAS the Firm carries on business as company in the e-commerce/technology sector (the “Business”);

AND WHEREAS the Firm is desirous of retaining the Consultant to provide consulting services in connection with the Business of the Firm and the Consultant has represented to the Firm that he has expertise and experience in or related to the Business;

AND WHEREAS the Consultant is ready, willing and able to provide consulting services in connection with the Business and the Firm wishes to engage the Consultant to provide such services upon the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and all other good and valuable consideration and the mutual covenants herein contained, the parties hereto and hereby covenant and agree as follows:

B.	INTERPRETATION

1.	For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a)	this “Agreement” means this Consulting Services Agreement and from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision;

c)	the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any portion hereof;

d)	a reference to a statute includes all regulations made pursuant thereto, all amendments to such statute or regulations enforced from time to time and any statute or regulations which supplement or supersede such statute or regulation;

e)	the recitals and all schedules attached hereto are specifically made a part of this Agreement, except that in the event of any inconsistency between the provisions of the body of this Agreement and any Schedule hereto, the provisions in the body of this Agreement shall prevail.

2.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

3.	Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. funds.

4.	The terms, conditions, covenants, agreements, obligations and provisos contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon their respective heirs, executors, administrators, personal representatives, successors and, if permitted, assigns, as the case may be.

5.	Time shall be of the essence hereof.

6.	This Agreement may be executed in several parts in the same form and the several parts executed shall together constitute one agreement.

7.	There are no representations, warranties, conditions, terms or collateral contracts affecting the engagement of the Consultant contemplated in this Agreement except as set out in this Agreement.

8.	If any provision or part of any provision of this Agreement is void for any reason, it shall be severed from the Agreement without affecting the validity of the balance of the Agreement.

C.	ENGAGEMENT AND RETAINER

1.	The Firm hereby agrees to retain the Consultant to provide consulting services during the Term of this Agreement (as hereinafter defined) upon and subject to the terms and conditions set out and the Consultant hereby accepts the mandate upon such terms and conditions.

2.	The “Term of this Agreement” as used herein shall mean a period of twenty-four months beginning on April 1st, 2024 (or as soon as possible thereafter).

3.	It is acknowledged by the parties hereto that the Firm is retaining the Consultant in the capacity of independent contractor and not as an employee of the Firm. The Consultant and the Firm acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

4.	The Consultant shall periodically provide business consulting services to the Firm and its clients, which shall include:

●	Meet with management to examine current activities and proposed plans, identify and discuss issues, market needs and expansionary goals, and to understand capital raising, investment and potential growth (acquisition) opportunities being considered (and timelines);

●	Conduct research, undertake due diligence and analysis, and identify benefits and risks in relation to prospects and partnership affiliations under consideration, and thereafter advise on viability of plans for scaling activities (and the initiatives) that support reaching milestones and goals;

●	Develop market messaging, growth and capital raising strategies that have the potential to deliver significant returns and attract investors;

●	Outline investor and funding strategy for growth (retail and online activity) and suggest ways to minimize costs associated with technological platform improvements and marketing spend; and

●	Prepare reports and present findings to senior management in relation to macro marketing plans and expansion viability, as well as select capital raising, investment and growth initiatives (and their structure).

5.	The Consultant shall periodically provide the services in paragraph C-4 on dates to be scheduled by the Firm.

6.	The Consultant shall at agreed upon times during the Term of this Agreement, be available, except during periods of vacation or when the Consultant is disabled by illness or incapacity, and Consultant shall faithfully and diligently perform the Consultant’s duties. It is agreed and acknowledged that the Consultant may provide services to other persons, clients and Firms.

7.	The Consultant shall perform the services referred to herein in a confidential, efficient prompt, economical, skillful, and careful manner, in accordance with the best modern methods, standards and practices currently prevailing in the appropriate industry. The Consultant shall obey all applicable laws, regulations, rules and standards imposed by governmental authorities. The Consultant shall take direction on ongoing business issues and projects from the senior management of the Firm.

8.	All documents, data and reports and other information generated by the Consultant in performing the services herein shall at all times be and remain the property of the Firm and all such material is confidential and proprietary to the Firm.

9.	The Consultant acknowledges that during the course of providing services to the Firm, the Consultant will have access to proprietary information of the Firm including, but not limited to, information relating to customer lists; financial costs and sales data; supply sources and contracts; business opportunities for new and developing business; products, procedures, systems and techniques relating to the development, marketing and sales of the Firm’s products and services. The Consultant acknowledges that all such proprietary information is a valuable, special and unique asset of the Firm. The Consultant shall faithfully serve and use his best efforts to promote the interests of the Firm and shall not disclose proprietary information to others, other than in the course of the Consultant’s responsibilities as a Consultant advisor to the Firm, and shall not use such proprietary information for his own personal gain. Furthermore, the Consultant specifically agrees that this provision continues during and after the termination or expiration of this Agreement. In the event of a breach or threatened breach by the Consultant of the provisions of this paragraph, the Firm shall be entitled to an Injunction restraining the Consultant from disclosing, in whole or in part, such proprietary information or from rendering any services to any person, clients, Firm, association or other entity to whom such proprietary information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Firm from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant.

10.	The Consultant warrants to the Firm that the performance of the services by the Consultant under this Agreement does not constitute a conflict with any party to whom the Consultant has provided services prior to the effective date of this Agreement.

D.	REMUNERATION

1.	The Firm agrees to pay the Consultant an upfront fee in the amount of USD $265,000 for the term of this Agreement. The consulting fees shall be paid upon approval by the Firm in its sole discretion of a submitted invoice.

2.	The Consultant may be reimbursed, from time to time, for all out of pocket expenses, including travel costs, actually and properly incurred by the Consultant in connection with providing the services set out in paragraph C-4. The Consultant shall furnish statements and vouchers to the Firm for such expenses. Such expenses must be approved.

E.	ASSIGNMENT

1.	This Agreement is a corporate service agreement and may not be assigned by either Party without the prior written consent of the other Party.

3.	The Consultant shall not sub-contract all or any portion of the consulting services itemized in Part C hereof without the prior written consent of the Firm.

F.	ARBITRATION

1.	Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement shall be finally settled by arbitration.

A.	INDEMNIFICATION

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective as of the day and year first above written.

For:	GD Culture Group Ltd.

Xiaojian Wang

/s/ Xiaojian Wang

For:	Corbo Capital Inc.

Adam Vance Chambers

/s/ Adam Vance Chambers

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